Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS RESULTS FOR FISCAL 2008 SECOND QUARTER
•	Second-quarter net loss of $3.8 million compares with net income of $1.6 million in fiscal 2007 second quarter

•	Excluding unusual items, second-quarter net income would be $7.9 million, up $4.8 million from a year earlier
AKRON, Ohio — April 4, 2008 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that net sales for the fiscal second quarter ended February 29, 2008 were $479.8 million, a 16.2% increase over last year’s second-quarter net sales of $412.8 million. Tonnage was up 2.2% while changes in prices and product mix increased sales by 4.0%. The translation effect of foreign currencies, primarily the euro, increased sales by 10.0% or $41.2 million. Gross profit increased to $57.0 million or 11.9% of net sales from $47.4 million or 11.5% of net sales a year ago. The increase in gross profit as a percentage of net sales was primarily driven by Europe’s increase in average selling price which more than offset the increase in cost in the second quarter of fiscal 2008.
The net loss for the second quarter was $3.8 million or $0.13 per basic share compared with net income of $1.6 million or $0.06 per diluted share for the second quarter of last year. The translation effect of foreign currencies increased net income by $1.9 million. Net income for the second quarter of fiscal 2008 included the following significant unusual after-tax items which total $11.7 million:
•	A charge of $0.6 million in connection with the termination of the lease of an airplane;

•	Costs of $3.6 million related to the CEO transition and $0.1 million related to other employment terminations;

•	Costs of $2.0 million related to North America restructuring, including $1.1 million in severance at the St. Thomas, Ontario, Canada facility and $0.9 million in severance at the Orange, Texas facility;

•	Costs of $4.4 million for asset impairments, including $1.7 million related to St. Thomas assets and $2.7 million related to Orange assets; and

•	A charge of $1.0 million for goodwill impairment related to the tolling reporting unit.
Net income for the fiscal 2007 second quarter was affected by the following unusual after-tax items:
•	Accelerated depreciation of $0.7 million and restructuring expense of $0.8 million in the North America segment.
Excluding the unusual items, net income would be $7.9 million or $0.29 per diluted share for the second quarter of the current year compared with $3.1 million or $0.12 per diluted share in the second quarter of fiscal 2007. The improvement was primarily driven by European performance.

3550 WEST MARKET STREET • AKRON, OH 44333 U.S.A. • TELEPHONE 330/666-3751	1

“We are pleased with the performance of our European operations during the quarter, and we have gained noteworthy benefits from our North American cost-savings program,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “In Europe, we achieved significant growth in sales and gross profit for the quarter. In North America, our non-automotive business performed well. This helped offset the impact of the continued weakness in the North American automotive market. However, we are beginning to see signs of weakness in the North American non-automotive segment as well.”
Net sales for the six months ended February 29, 2008 were $976.4 million, an increase of 14.1% from $855.5 million for the prior-year six-month period. Tonnage accounted for 2.7% of the increase, while price and mix contributed an additional 2.4%. The translation effect of foreign currencies increased sales by 9.0% or $77.3 million. Gross profit increased to $114.2 million or 11.7% of net sales from $96.3 million or 11.3% of net sales a year ago.
Net income for the fiscal 2008 six-month period was $6.2 million or $0.23 per diluted share compared with $4.0 million or $0.15 per diluted share for the same period last year. The translation effect of foreign currencies, primarily the euro, increased net income by $3.5 million for the six-month period. Net income for the six-month period includes the unusual items outlined above as well as the following unusual after-tax items recorded during the first quarter of fiscal 2008 which total $1.1 million:
•	Charges of $0.7 million ($1.0 million pre-tax) for certain employment termination costs in Europe; and

•	A charge of $0.4 million related to the final settlement of an insurance claim related to Hurricane Rita.
Net income for the first six months of fiscal 2007 included the unusual after-tax items outlined above as well as:
•	Accelerated depreciation of $0.3 million and restructuring expense of $0.1 million in the North America segment; and

•	A write-off of approximately $0.6 million ($1.0 million pre-tax) in costs associated with an acquisition that was not completed.
Excluding these unusual items, net income for the fiscal 2008 six-month period would be $19.0 million or $0.68 per diluted share compared with $6.5 million or $0.23 per diluted share in the first six months of fiscal 2007. The increase was driven by improvements in performance in both Europe and North America.
The quarter’s $9.0 million increase in selling, general and administrative (SG&A) expense compared with last year’s second quarter was due primarily to the previously mentioned $0.6 million in costs associated with the termination of the lease of the plane and CEO transition costs of approximately $3.6 million, along with bad debt expense of $0.8 million, proxy contest expense of $0.5 million, and $2.9 million from an increase in foreign exchange rates. As a percent of sales, SG&A was 10.0% in the quarter, up from 9.5% in the comparable period last year.
SG&A for the fiscal 2008 six-month period was $10.3 million higher than in the prior-year period. This increase primarily relates to the previously mentioned items for the second quarter, as well as the $2.4 million increase in foreign exchange rates and $0.2 million in proxy contest expense, both recorded in the first quarter, partially offset by savings in North America related to last year’s restructuring plan. As a percent of sales, SG&A declined to 9.1% in the six-month period compared with 9.2% in the similar period last fiscal year.
Cash flow from operations was $5.5 million for the fiscal 2008 six-month period compared with $39.7 million in the corresponding period of fiscal 2007. This decrease was primarily due to an increase in accounts receivable, driven by an increase in sales and days in receivables, and an increase in inventory, primarily driven by higher raw material costs and higher inventory levels. Days of inventory increased to 65 days from 60 days at fiscal year-end, but were up only slightly from last year’s second quarter. Days in receivables increased by five days from fiscal 2007 year-end to 67 days. The Company remains committed to continuing its working capital improvement efforts and has recently launched a major global initiative directed at improving working capital.
Worldwide capacity utilization, calculated by dividing production pounds by practical capacity at each plant, was 81% in the second quarter of fiscal 2008 compared with 80% in the second quarter of last year, and 88% in both the fiscal 2008 six-month period and the comparable period last fiscal year. Capacity utilization for Europe for the current second quarter and prior-year comparable period was 85% and 82%, respectively, and 92% in the six-month period compared with 94% last year. Utilization levels for North America for the current second quarter and prior-year comparable period were 75% and 78%, respectively, and 82% in the six-month period compared with 78% last year.
Share Repurchase and Dividend Increase
During the fiscal 2008 second quarter, the Company repurchased 0.7 million shares of common stock at an average price of $20.04 per share. The Company intends to continue purchasing common shares in the open market at prices it considers reasonable, with a target of repurchasing up to 2.0 million shares over the full fiscal year.
In addition, the Board of Directors raised the regular quarterly cash dividend by 3.5% to $0.15 per common share, payable May 1, 2008, to stockholders of record on April 21, 2008. The share repurchase and dividend increase reflect the Board’s commitment to directly enhancing the Company’s value to stockholders.
Europe (including Asia) Operations
Sales in A. Schulman’s Europe operations, including Asia, were $365.0 million for the quarter, up $64.0 million or 21.3% over the comparable quarter last year. Tonnage was up 6.7% for the quarter and changes in prices and product mix increased sales by 1.4%. The translation effect of foreign currencies, primarily the euro, increased sales by $39.7 million or 13.2%.
Gross profit for the quarter was $50.1 million, up from $38.3 million in the year-ago quarter. Foreign currency translation increased gross profit by $5.3 million for the period. The favorable impact of price increases, product mix and efforts to control plant expenses resulted in an increase in the gross profit margin to 13.7% of sales, from 12.7% for the second quarter of last year.
Operating income for the fiscal second quarter was $23.9 million compared with $16.1 million in the similar quarter last year, an increase of $7.8 million. The gross profit increase of $11.8 million was partially offset by an increase of $4.0 million in SG&A. The increase in foreign exchange rates was the largest contributor to the increase in Europe SG&A. Excluding the effect of foreign exchange, SG&A was $1.3 million higher than last year, primarily due to the effect of last year’s Delta Plast acquisition on the current-year expense.
Net sales for the first six months of fiscal 2008 were $733.0 million, up $107.6 million or 17.2% over the prior-year six-month period. Tonnage was up 3.7% from the prior-year period and changes in prices and product mix increased sales by 1.6%. The translation effect of foreign currencies, primarily the euro, increased sales by $74.7 million or 11.9%.
Gross profit for the fiscal 2008 six-month period was $97.8 million, up $18.0 million from a year ago. Foreign currency translation increased gross profit by $10.0 million for the period and the continued favorable impact of price increases, product mix and efforts to control plant expenses resulted in an increase in the gross profit margin to 13.3% of sales, from 12.8% for the first six months of last year.
Operating income for the current six-month period was $46.5 million compared with $34.9 million in the first half of last year, an increase of $11.6 million. The gross profit increase of $18.0 million was partially offset by an increase of $6.5 million in SG&A. The increase in foreign exchange rates was the largest contributor to the increase in Europe SG&A.
North America Operations
Sales in the Company’s North America operations for the fiscal 2008 second quarter were $114.8 million, up approximately 2.7% from last year’s second-quarter sales of $111.8 million. Tonnage was down 8.6% for the quarter while changes in prices and product mix increased sales by 10.0%. The translation effect of foreign currencies increased sales by 1.3%.
For the second quarter, North America gross profit was $6.9 million, down from $9.1 million in last year’s comparable quarter. Gross profit margin decreased to 6.0% of sales, compared with 8.1% in last year’s second quarter. The decrease in gross profit margin was primarily attributable to weakness in the domestic automotive market as well as the inability to fully pass on higher raw material costs.
North America operating loss for the fiscal 2008 second quarter was $6.2 million, compared with a loss of $4.4 million in the similar period last year. The increase in the loss was due to the decrease of $2.2 million in gross profit, partially offset by a decrease of $0.3 million in SG&A. Costs related to Invision® totaling $1.9 million are included in the loss for the current-year quarter, compared with Invision®-related costs of $1.3 million for the second quarter of fiscal 2007.
Net sales for the first six months of fiscal 2008 were $243.3 million, up approximately 5.8% from prior-year sales of $230.0 million for the six-month period. Tonnage was up minimally for the period while changes in prices and product mix increased sales by 4.6%. The translation effect of foreign currencies increased sales by 1.1%.
Gross profit for both the fiscal 2008 six-month period and the comparable prior-year period was $16.4 million. Invision®-related costs included in gross profit increased by $0.8 million compared with the year-ago period, and last year’s six-month comparable period included $0.9 million in accelerated depreciation. Gross profit margin decreased to 6.7% of sales, compared with 7.1% in last year’s first six months. The decrease in gross profit margin was primarily attributable to the weakness in the domestic automotive market and the inability to fully pass on cost increases.

North America operating loss for the first six months of fiscal 2008 was $9.4 million, an improvement from a loss of $10.6 million in the corresponding period last year. Excluding the accelerated depreciation in the prior year, gross profit was down, but was more than offset by a decrease of $1.5 million in SG&A, excluding $0.2 million for the effect of foreign exchange. The impact of the Company’s cost-savings programs was the largest contributor to the decrease in North America SG&A. Costs related to Invision® totaling $3.9 million are included in the loss for the current-year six-month period, compared with Invision®-related costs of $2.5 million for the similar period last year.
Progress on Profitability and Growth Initiatives
On January 3, 2008, the Company announced a 100-day plan to improve profitability and drive future earnings growth. Since that date, A. Schulman has taken a number of actions to address the primary areas of improvement identified by the plan:
•	Consolidating North American production, discontinuing lower-margin automotive-related business and reducing capacity through the shutdown of the St. Thomas, Ontario, Canada plant, which is expected to be complete by the end of the fiscal year.

•	Exiting the low-margin North American tolling business with the sale of the Orange, Texas plant, which further reduces capacity and allows the Company to increase its focus on value-added products in the polybatch and engineered compound segments.

•	Suspending further capital expenditures on Invision® as the Company refines its marketing strategy for this promising new product line.

•	Naming new heads of the Company’s Polybatch and Engineered Plastics businesses in Europe and changing the organizational structure of its four North American business units, which will now report directly to the CEO.

•	Implementing other cost savings totaling $1.0 million to $3.0 million on an annual basis.
“Progress is evident as we reach the end of the period covered by my initial 100-day plan,” Gingo said. “I am excited about the sense of urgency demonstrated by our entire organization as we take the steps necessary to transform our Company and generate greater value for stockholders.”
Business Outlook
A. Schulman continues to expect even more challenging market conditions throughout the remainder of the fiscal year as a result of high and volatile petroleum product prices, a recessionary North American economy and a potential slowdown in European markets. To offset these pressures, the Company expects to see continued benefits from its ongoing savings initiatives and its newly reorganized, focused North American business units, as well as the launching of four new initiatives intended to significantly improve A. Schulman’s ongoing operating performance and profitability.
Commenting on the Company’s goals for the coming months, Gingo said, “We have launched a plan for the next 265 days to focus on four key initiatives:
•	Reducing our working capital to competitive levels over the next three to four years;

•	Revamping our global raw material purchasing processes to reduce costs, improve efficiency and better leverage our worldwide purchasing power;

•	Revitalizing our product development activities to ensure that we have a continuous flow of higher-margin products in the pipeline; and

•	Implementing a continuous improvement program to promote further global cost reductions.
These actions will have both short-term and long-term benefits, helping us address the current market conditions in addition to helping position us well for the eventual economic recovery and future growth. Through these initiatives we will continue to strengthen our Company, increase cash flow and improve our prospects for long-term profitability.”
For the full year of fiscal 2008, unless global economic conditions become worse than anticipated, the Company continues to expect net income to exceed $36.0 million, excluding unusual items, which would represent a significant improvement from fiscal 2007.
Use of Non-GAAP Financial Measures
This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are net income excluding unusual items and net income per diluted share excluding unusual items. The most directly comparable GAAP financial measures are net income and net income per diluted share. A table included in this news release reconciles each non-GAAP financial measure with the most directly comparable GAAP financial measure.
A. Schulman uses these financial measures to monitor and evaluate the ongoing performance of the Company and to allocate resources, and believes that the additional non-GAAP measures are useful to investors for financial analysis. In addition, the Company believes that providing this information is in the best interest of our investors so that they can accurately consider the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.
While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2008 second-quarter earnings can be accessed at 10 a.m. Eastern time on Friday, April 4, 2008, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website. The live conference call is also accessible in a listen-only mode by telephone at 617-614-4072, passcode 65955881.

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 16 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2007, were $1.8 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the North American auto market; and

•	The North American recessionary economy.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

A. Schulman, Inc. and its Consolidated Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands except per share data)

	Three months ended		Six months ended
	February 29, 2008	February 28, 2007	February 29, 2008	February 28, 2007

Net sales	$479,811	$412,767	$976,385	$855,494
Cost of sales	422,774	365,333	862,178	759,230
Selling, general and administrative expenses	48,047	39,092	88,936	78,631
Minority interest	131	196	376	428
Interest expense	2,008	2,031	3,619	3,861
Interest income	(421)	(527)	(903)	(888)
Foreign currency transaction (gains) losses	463	(784)	597	(1,298)
Other (income) expense	(334)	(106)	(2)	(81)
Goodwill impairment — North America	964	—	964	—
Asset impairment — North America	5,219	—	5,219	—
Restructuring expense — North America	2,616	810	2,622	928

	481,467	406,045	963,606	840,811

Income (loss) before taxes	(1,656)	6,722	12,779	14,683

Provision for U.S. and foreign income taxes	2,118	5,082	6,530	10,671

Net income (loss)	(3,774)	1,640	6,249	4,012

Less: Preferred stock dividends	(13)	(13)	(26)	(26)

Net income (loss) applicable to common stock	$(3,787)	$1,627	$6,223	$3,986

Weighted average number of shares outstanding:
Basic	27,223	26,952	27,372	26,916
Diluted	27,223	27,212	27,618	27,256

Earnings (losses) per share of common stock:
Basic	$(0.13)	$0.06	$0.23	$0.15
Diluted	$(0.13)	$0.06	$0.23	$0.15

A. Schulman, Inc.
Consolidated Balance Sheets

	February 29, 2008	August 31, 2007
	Unaudited
	(In thousands except share data)
Assets

Current assets:
Cash and cash equivalents	$44,650	$43,045
Accounts receivable, less allowance for doubtful accounts of $9,667 at February 29, 2008 and $9,056 at August 31, 2007	354,654	317,774
Inventories, average cost or market, whichever is lower	295,898	263,047
Prepaid expenses and other current assets	19,208	16,163

Total current assets	714,410	640,029

Other assets:
Cash surrender value of life insurance	2,639	2,231
Deferred charges and other assets	24,398	21,784
Goodwill	10,933	9,350
Intangible assets	186	174

	38,156	33,539

Property, plant and equipment, at cost:
Land and improvements	17,662	16,768
Buildings and leasehold improvements	156,579	145,952
Machinery and equipment	377,787	352,044
Furniture and fixtures	43,127	38,955
Construction in progress	14,263	13,035

	609,418	566,754

Accumulated depreciation and investment grants of $1,250 at February 29, 2008 and $1,322 at August 31, 2007	403,775	366,207

	205,643	200,547

	$958,209	$874,115

Liabilities and Stockholders’ Equity

Current liabilities:
Notes payable	$2,650	$2,762
Accounts payable	148,876	141,838
U.S. and foreign income taxes payable	4,918	11,544
Accrued payrolls, taxes and related benefits	35,389	32,249
Other accrued liabilities	38,247	33,112

Total current liabilities	230,080	221,505

Long-term debt	162,723	123,080
Other long-term liabilities	100,608	91,316
Deferred income taxes	5,857	5,640
Minority interest	5,637	5,561
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, 5% cumulative, $100 par value, authorized, issued and outstanding - 10,564 shares at February 29, 2008 and August 31, 2007	1,057	1,057
Special stock, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 42,171,226 shares at February 29, 2008 and 41,784,640 shares at August 31, 2007	42,171	41,785
Other capital	106,987	103,828
Accumulated other comprehensive income	85,918	50,092
Retained earnings	509,619	509,415
Treasury stock, at cost, 14,776,980 shares at February 29, 2008 and 14,113,977 shares at August 31, 2007	(292,448)	(279,164)

Common stockholders’ equity	452,247	425,956

Total stockholders’ equity	453,304	427,013

	$958,209	$874,115

Supplemental Segment Information (Unaudited)
(In thousands)

			Corporate
	North America	Europe	and Other	Consolidated
Three months ended February 29, 2008:
Net sales to unaffiliated customers	$114,776	$365,035	$—	$479,811

Gross profit	$6,916	$50,121	$—	$57,037

Operating income (loss)	$(6,228)	$23,881	$(8,794)	$8,859
Interest expense, net	—	—	(1,587)	(1,587)
Foreign currency transaction gains (losses)	—	—	(463)	(463)
Other income (expense)	—	—	334	334
Goodwill impairment — North America	—	—	(964)	(964)
Asset Impairment — North America	—	—	(5,219)	(5,219)
Restructuring expense — North America	—	—	(2,616)	(2,616)

Income (loss) before taxes	$(6,228)	$23,881	$(19,309)	$(1,656)

Three months ended February 28, 2007:
Net sales to unaffiliated customers	$111,751	$301,016	$—	$412,767

Gross profit	$9,088	$38,346	$—	$47,434

Operating income (loss)	$(4,378)	$16,107	$(3,583)	$8,146
Interest expense, net	—	—	(1,504)	(1,504)
Foreign currency transaction gains (losses)	—	—	784	784
Other income (expense)	—	—	106	106
Restructuring expense — North America	—	—	(810)	(810)

Income (loss) before taxes	$(4,378)	$16,107	$(5,007)	$6,722

* North America gross profit for the three months ended February 28, 2007 includes $696 for accelerated depreciation related to the restructuring plan in North America.

			Corporate
	North America	Europe	and Other	Consolidated
Six months ended February 29, 2008:
Net sales to unaffiliated customers	$243,345	$733,040	$—	$976,385

Gross profit	$16,416	$97,791	$—	$114,207

Operating income (loss)	$(9,388)	$46,459	$(12,176)	$24,895
Interest expense, net	—	—	(2,716)	(2,716)
Foreign currency transaction gains (losses)	—	—	(597)	(597)
Other income (expense)	—	—	2	2
Goodwill Impairment — North America	—	—	(964)	(964)
Asset Impairment — North America	—	—	(5,219)	(5,219)
Restructuring expense — North America	—	—	(2,622)	(2,622)

Income (loss) before taxes	$(9,388)	$46,459	$(24,292)	$12,779

Six months ended February 28, 2007:
Net sales to unaffiliated customers	$230,045	$625,449	$—	$855,494

Gross profit	$16,445	$79,819	$—	$96,264

Operating income (loss)	$(10,615)	$34,924	$(7,104)	$17,205
Interest expense, net	—	—	(2,973)	(2,973)
Foreign currency transaction gains (losses)	—	—	1,298	1,298
Other income (expense)	—	—	81	81
Restructuring expense — North America	—	—	(928)	(928)

Income (loss) before taxes	$(10,615)	$34,924	$(9,626)	$14,683

* North America gross profit for the six months ended February 28, 2007 includes $949 for accelerated depreciation related to the restructuring plan in North America.

A. Schulman, Inc.
Consolidated Statements of Cash Flows

	Six months ended
	February 29, 2008	February 28, 2007
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$6,249	$4,012
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	14,040	12,487
Deferred tax provision	(1,263)	(1,931)
Pension and other deferred compensation	5,247	2,900
Postretirement benefit obligation	569	1,626
Minority interest in net income of subsidiaries	376	428
Restructuring charges, including $0 and $949 of accelerated depreciation in fiscal 2008 and 2007, respectively	2,622	1,686
Goodwill impairment — North America	964	—
Asset impairment — North America	5,219	—
Changes in assets and liabilities:
Accounts receivable	(10,681)	(9,498)
Inventories	(10,947)	42,369
Accounts payable	(2,972)	(12,285)
Income taxes	(5,733)	(6,639)
Restructuring payments	(80)	(191)
Accrued payrolls and other accrued liabilities	967	4,150
Changes in other assets and other long-term liabilities	883	611

Net cash provided from (used in) operating activities	5,460	39,725

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(13,187)	(12,113)
Disposals of property, plant and equipment	474	312
Proceeds of insurance settlements	—	545

Net cash used in investing activities	(12,713)	(11,256)

Provided from (used in) financing activities:
Cash dividends paid	(8,123)	(8,149)
Increase (decrease) in notes payable	(554)	(4,508)
Borrowings on revolving credit facilities	81,502	51,576
Repayments on revolving credit facilities	(52,569)	(23,877)
Cash distributions to minority shareholders	(300)	(300)
Exercise of stock options	1,083	4,907
Purchase of treasury stock	(13,284)	(18,107)

Net cash provided from (used in) financing activities	7,755	1,542

Effect of exchange rate changes on cash	1,103	(667)

Net increase (decrease) in cash and cash equivalents	1,605	29,344
Cash and cash equivalents at beginning of period	43,045	50,662

Cash and cash equivalents at end of period	$44,650	$80,006

Reconciliation of Non-GAAP Financial Measures
A. Schulman, Inc.
Net Income (Loss) and Earnings (Losses) Per Share Reconciliation
(In thousands except share data)

	Three months ended		Three months ended
	February 29, 2008		February 28, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income (loss) applicable to common stock	$(3,787)	$(0.13)	$1,627	$0.06

Adjustments, net of tax, per diluted share:
Restructuring expense — North America	2,025	0.07	810	0.03
Asset impairment — North America	4,370	0.16	—	—
Goodwill impairment — North America	964	0.04	—	—
Accelerated depreciation — North America	—	—	696	0.03
Termination of lease for an airplane	640	0.02	—	—
CEO transition costs	3,582	0.13	—	—
Other employee termination costs	132	—	—	—

Net income applicable to common stock before unusual items	$7,926	$0.29	$3,133	$0.12

Weighted-average number of shares outstanding — Diluted		27,223		27,212

	Six months ended		Six months ended
	February 29, 2008		February 28, 2007
		Diluted EPS		Diluted EPS
	Income (loss)	Impact	Income (loss)	Impact
Net income applicable to common stock	$6,223	$0.23	$3,986	$0.15

Adjustments, net of tax, per diluted share:
Legal fees related to potential acquisition — Europe	—	—	628	0.02
Insurance claim settlement adjustment — North America	368	0.01	—	—
Restructuring expense — North America	2,031	0.07	928	0.03
Accelerated depreciation — North America	—	—	949	0.03
Asset impairment — North America	4,370	0.16	—	—
Goodwill impairment — North America	964	0.03	—	—
Termination of lease for an airplane	640	0.02	—	—
CEO transition costs	3,582	0.13	—	—
Other employee termination costs	806	0.03	—	—

Net income applicable to common stock before unusual items	$18,984	$0.68	$6,491	$0.23

Weighted-average number of shares outstanding — Diluted		27,618		27,256